Exhibit 99.2
For more information contact:
Bruce Kay
Markel Corporation
804-747-0136
bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES CROWLEY RETIREMENT
Richmond, VA, November 16, 2017 --- Markel Corporation (NYSE:MKL) today announced that F. Michael Crowley, the Company’s Vice Chairman, informed the Company of his plan to retire on December 31, 2017. During a period that will span through the end of 2018, Mike will transition his duties and responsibilities as well as his relationships with key producers and clients to designated employees of the Company. Beginning in 2019, Mike has agreed to consult for the Company.

Alan I. Kirshner, the Company’s Executive Chairman and Chairman of the Board remarked, “Markel is so fortunate to have benefited from Mike’s industry knowledge, managerial experience, and relationships throughout the insurance industry. He truly has contributed much to Markel’s success. We wish him the best in his retirement.”

Mr. Crowley, 66, oversees the sales and marketing, producer and client relationships and distribution strategy of the Company. Prior to being named Vice Chairman in August 2016, Mr. Crowley served as the President and Co-Chief Operating Officer of Markel Corporation from May 2010 to December 2015. In this role, he had oversight for Markel’s U.S. Wholesale and Specialty insurance operations, Global Insurance, Product Line Group, Human Resources, and Corporate Marketing. Mr. Crowley joined Markel in February 2009 as President of Markel Specialty and he served in that role until April 2010.

Prior to joining Markel, Mr. Crowley served as President of Willis/HRH North America and as President and Chief Operating Officer of Hilb, Rogal & Hobbs, which was acquired by Willis in 2008. He began his insurance career in 1974 with Johnson & Higgins. In 1991, Mr. Crowley joined Palmer and Cay, a large privately owned insurance broker based in Savannah, Georgia, where he served as President and Chief Operating Officer, prior to being named Vice Chairman.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.